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                                                                     Exhibit 5.7

                               PALMER & DODGE LLP
                    ONE BEACON STREET, BOSTON, MA 02108-3190

TELEPHONE: (617) 573-0100                              FACSIMILE: (617) 227-4420

                                December 20, 2000

TECO Energy, Inc.
702 North Franklin Street
Tampa, Florida 33602

Ladies and Gentlemen:

     Reference is made to our opinion dated November 28, 2000 and included as
Exhibit 5.1 to the Registration Statement on Form S-3 (Registration No. 333-50808) (the "Registration Statement") filed on November 28, 2000 with the Securities and Exchange Commission by TECO Energy, Inc, a Florida corporation (the "Company") and the co-registrants named therein. We are rendering this supplemental opinion in connection with the prospectus supplement filed on December 15, 2000 (the "Prospectus Supplement") by the Company relating to the 8.50% Trust Preferred Securities (the "Trust Preferred Securities") of TECO Capital Trust I (the "Trust"). The Trust Preferred Securities represent a corresponding amount of 8.50% Company Preferred Securities (the "Company Preferred Securities"), which are fully and unconditionally guaranteed on a junior subordinated basis by the Company as to the payment of distributions, and as to payments on liquidation or redemption, to the extent set forth in a guarantee agreement dated as of December 1, 2000 (the "Guarantee") between the Company and The Bank of New York, as trustee (the "Guarantee Trustee"). In conjunction with these issuances, the Company is issuing $206,200,000 aggregate principal amount of 8.50% Junior Subordinated Notes due 2041 (the "Notes") to TECO Funding Company I, LLC (the "LLC") pursuant to the Third Supplemental Indenture dated as of December 1, 2000 to the Indenture (the "Indenture") dated as of August 17, 1998, between the Company and The Bank of New York (the "Trustee").

     We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Notes. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based on the foregoing, we are of the opinion that:

     1. The Notes have been duly authorized by all necessary corporate action of the Company, and when the Notes have been duly executed, authenticated and delivered to the LLC in accordance with the Indenture relating to the Notes against payment of the purchase price therefor and issued and sold as contemplated in the Prospectus Supplement, the Notes will

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TECO Energy, Inc.
December 20, 2000
Page 2

constitute valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

     2. The Guarantee has been duly authorized by all necessary corporate action of the Company, and when the Guarantee has been duly executed by the Company and the Trustee in connection with the offering of the Trust Preferred Securities and the Company Preferred Securities as contemplated in the Registration Statement and the Prospectus Supplement, the Guarantee will constitute a valid and binding obligation of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     The Indenture, the Notes and the Guarantee are governed by the laws of the State of New York and, therefore, in rendering our opinion as to the validity and binding effect of the Notes, and the Guarantee we have relied on the opinion of Ropes & Gray with respect to matters of New York law. Except to the extent of such reliance, the opinions rendered herein are limited to the Florida Business Corporation Act (including the reported judicial decisions interpreting that Act and applicable provisions, if any, of the Florida Constitution) and the federal laws of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Palmer & Dodge LLP

                                        PALMER & DODGE LLP